FIRST AMENDMENT

     THIS FIRST AMENDMENT dated as of April 11, 2000 (this "Amendment") amends the 364-Day Credit Agreement dated as of December 8, 1999 (the "Credit Agreement") among IMC Global, Inc. (the "Company"), various financial institutions (the "Banks") and Bank of America, N.A., as Administrative Agent (in such capacity, the "Administrative Agent"). Terms defined in the Credit Agreement are, unless otherwise defined herein or the context otherwise requires, used herein as defined therein.

     WHEREAS, the Company, the Banks and the Administrative Agent have entered into the Credit Agreement; and

     WHEREAS, the parties hereto desire to amend the Credit Agreement in certain respects as more fully set forth herein;

     NOW, THEREFORE, the parties hereto agree as follows:

     SECTION 1   Amendment to the Definition of Consolidated EBI'IDA.   Subject to the satisfaction of the conditions precedent set forth in Section 3, the definition of "Consolidated EBITDA" set forth in Section 5.12 is amended by deleting the reference to "$100,000,000" therein and substituting "$184,000,000" therefor.

     SECTION 2   Representations and Warranties.   The Company represents and warrants to the Administrative Agent and the Banks that, after giving effect to the effectiveness hereof, (a) each warranty set forth in Section 9 of the Credit Agreement is true and correct as of the date of the execution and delivery of this Amendment by the Company, with the same effect as if made on such date, and (b) no Default or Event of Default exists.

     SECTION 3   Effectiveness.   The amendment set forth in Section 1 above shall become effective when the Administrative Agent shall have received (i) counterparts of this Amendment executed by the Company and the Required Banks and (ii) an amendment fee for each Bank which, on or before March 24, 2000, executes and delivers to the Administrative Agent a counterpart hereof, such fee to be in an amount equal to 0.05% of such Bank's Commitment.

     SECTION 4   Miscellaneous.

     4.1   Continuing Effectiveness, etc.   As herein amended, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects. After the effectiveness of this Amendment, all references in the Credit Agreement and the other Loan Documents to "Credit Agreement" or similar terms shall refer to the Credit Agreement as amended hereby.

     4.2   Counterparts.   This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same Amendment.

     4.3   Governing Law.   This Amendment shall be a contract made under and governed by the laws of the State of Illinois applicable to contracts made and to be performed entirely within such State.

     4.4   Successors and Assigns.   This Amendment shall be binding upon the Company, the Banks and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of the Company, the Banks and the Administrative Agent and the respective successors and assigns of the Banks and the Administrative Agent.

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